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                                                                      Exhibit 11

                  HOMEBASE INC. AND CONSOLIDATED SUBSIDIARIES
                  COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)

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                                           Thirteen Weeks Ended            Twenty-Six Weeks Ended
                                        ---------------------------      ---------------------------
                                          July 26,      July 27,           July 26,       July 27,
                                            1997          1996               1997           1996
                                        ------------   ------------      ------------   ------------
Net income as reported                  $ 14,598,000   $ 25,612,000      $ 25,401,000   $ 35,127,000
                                        ============   ============      ============   ============

Net income used for primary
computation                             $ 14,598,000   $ 25,612,000      $ 25,401,000   $ 35,127,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt                              -      1,086,000         1,071,000      2,171,000
                                        ------------   ------------      ------------   ------------
Net income used for fully
diluted computation                     $ 14,598,000   $ 26,698,000      $ 26,472,000   $ 37,298,000
                                        ============   ============      ============   ============
Weighted average number of
  common shares outstanding               35,134,957     33,000,625        33,964,021     32,958,451

Add (where dilutive):
  Assumed exercise of those
  options that are common stock
  equivalents net of treasury
  shares deemed to have been
  repurchased                                525,101        358,925           512,689        381,386
                                        ------------   ------------      ------------   ------------
Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation                     35,660,058     33,359,550        34,476,710     33,339,837

Add (where dilutive):
  Shares applicable to stock
  options in addition to
  those used in primary
  computation due to the use
  of period-end market price
  when higher than average
  price                                      111,444              -           154,709              -

  Assumed exercise of convertible
  securities                               2,156,066      4,387,879         3,260,640      4,387,879
                                        ------------   ------------      ------------   ------------
Adjusted shares outstanding used
  for fully diluted computation           37,927,568     37,747,429        37,892,059     37,727,716
                                        ============   ============      ============   ============
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